UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 15, 2011

Date of Report (Date of earliest event reported)

NAVARRE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7400 49th Avenue North,

Minneapolis, MN 55428

(Address of principal executive offices) (Zip Code)

(763) 535-8333

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 15, 2011, Navarre Corporation (the “Company”) filed a Current Report on Form 8-K reporting that it had appointed Richard S Willis to serve as the Company’s President and Chief Executive Officer effective immediately. On October 3, 2011, the Company entered into an Employment Agreement with Restrictive Covenants (the “Employment Agreement”) with Mr. Willis which is consistent with and supersedes the terms of the letter agreement between the Company and Mr. Willis dated September 15, 2011. The Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Employment Agreement has a term commencing on September 15, 2011 and expiring on September 14, 2014, subject to automatic extension for successive one-year periods unless either party provides 60 days’ advance written notice of such party’s desire not to renew. During the term of the Employment Agreement, Mr. Willis will serve as a director of the Company and have the authority, responsibilities and duties customarily performed by a president and chief executive officer of similar businesses. The Employment Agreement provides for a minimum annual base salary of $450,000 and a target bonus opportunity of up to 80% of this amount for each fiscal year of service. Any first year bonus earned will be prorated based on days employed during Fiscal Year 2012. Mr. Willis is entitled to reimbursement for reasonable business expenses, paid vacation and participation in benefit plans on the same basis as other key executive officers of the Company. In addition, Mr. Willis will receive reimbursement for out-of-pocket family medical expenses up to $12,000 per plan year, a one time reimbursement of up to $5,000 for attorney’s fees, and reimbursement for reasonable commuting expenses between Texas and Minnesota, including airfare, lodging and local transportation.

In connection with his appointment, and as previously reported, Mr. Willis was granted, on September 15, 2011, a stock option award under the Company’s Amended and Restated 2004 Stock Plan (the “Stock Plan”), at an exercise price of $1.75 per share and covering 475,000 shares of the Company’s Common Stock. As consideration for entering into the Employment Agreement, Mr. Willis was granted, on October 3, 2011, a restricted stock unit award under the Stock Plan covering 225,000 shares of the Company’s Common Stock. The award will vest, and shares of Common Stock will be issued for no other consideration, in increments of 50,000 shares, 75,000 shares, and 100,000 shares, respectively, on September 15, 2012, 2013 and 2014, conditioned upon continued employment with the Company through the applicable vesting dates.

Either the Company or Mr. Willis may terminate the Employment Agreement for any reason at any time. In the event Mr. Willis’ employment is terminated by the Company due to (i) death, (ii) disability lasting longer than 180 days, (iii) Cause (as defined in the Employment Agreement) or (iv) non-renewal of the Employment Agreement, Mr. Willis will only be entitled to all earned and unpaid base salary and vacation time as of the termination date. If Mr. Willis is otherwise involuntarily terminated or terminates his employment due to Good Reason (as defined in the Employment Agreement), including termination without Cause or for Good Reason within 12 months of a Change in Control Transaction (as defined in the Stock Plan), he will be entitled to severance payments equal to two times his then current base salary and two times the average amount of bonus paid to him during the immediately preceding three years (or if the bonus was prorated for any of such years, using the annualized amount of the bonus earned). Severance payments, which require a written release of all claims, will be paid in 24 equal monthly installments beginning on the first day of the seventh month after the termination date.

The Employment Agreement also requires that Mr. Willis honor confidentiality obligations during and after his employment and provides that for 18 months following the termination of his employment, Mr. Willis will not compete with any material portion of the Company’s business activities, nor solicit the Company’s employees, consultants or customers.

The foregoing summary is qualified in its entirety by the terms of the actual Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed with this document:

Exhibit

10.1	Executive Employment Agreement with Restrictive Covenants dated October 3, 2011 by and between Navarre Corporation and Richard S Willis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2011	NAVARRE CORPORATION

	By:	/s/ Ryan F. Urness
	Name:	Ryan F. Urness
	Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement with Restrictive Covenants dated October 3, 2011 by and between Navarre Corporation and Richard S Willis.